Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS THIRD QUARTER 2012 RESULTS AND DECLARES FIRST QUARTERLY DIVIDEND

HAMDEN, CT – November 5, 2012 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries, today announced financial results for the three and nine months ended September 30, 2012.  Summary results for the period are as follows:

	Three months ended September 30,			Nine months ended September 30,
(in $000s, except EPS)	2012	2011	% change	2012	2011	% change
Net Sales	$15,358	$14,111	8.8%	$48,770	$52,324	-6.8%

As reported (GAAP):
Operating income	43	1,125	-96.2%	2,732	6,123	-55.4%
Net income	23	839	-97.3%	1,739	4,106	-57.6%
Diluted earnings per share	$0.00	$0.09	-100.0%	$0.19	$0.43	-55.8%

Adjusted (non-GAAP) (1):
Operating income	1,079	1,125	-4.1%	4,239	6,123	-30.8%
Net income	686	839	-18.2%	2,704	4,106	-34.1%
Diluted earnings per share	$0.08	$0.09	-11.1%	$0.29	$0.43	-32.6%

“During the third quarter 2012 we experienced revenue gains in the majority of our markets,” said Bart C. Shuldman, Chairman and Chief Executive Officer of TransAct Technologies.  “Further, our confidence in our future as well as our strong cash flow generation led us for the first time in our company’s history to implement a quarterly dividend program.  Looking ahead, we expect a much stronger fourth quarter of 2012 compared to the third quarter of 2012, aided by initial revenue contributions from our recently launched Food Safety and Nutritional Labeling Terminal, newly launched color oil and gas Printrex printers and consumables, and significant order flow for our lottery printers from GTECH.”

Mr. Shuldman continued, “For the third quarter of 2012, our worldwide casino and gaming sales increased 4% from the prior year period, led by solid international growth in Europe and Asia.  Printrex printer sales for the third quarter of 2012 were $1.2 million, up from $0.5 million in the prior-year period, as the prior-year period included only approximately six weeks of sales from Printrex, which we acquired in August 2011.  Lottery sales from GTECH were up 58% from the prior-year period to $2.5 million due to the timing of orders as we will ship most of our 2012 lottery printers in the second half of 2012.  TransAct Services Group revenue increased 10% compared to the prior-year period, led by strong sales of our new paper testing services and sales of spare parts in the international markets.  Banking and POS printer sales declined 35% compared to the prior-year period on expected lower POS sales due to the substantial completion of the McDonald’s U.S. rollout for its combined beverage, grill and POS system upgrade initiatives.  Lastly, our balance sheet remains solid with $8.6 million in cash and no debt outstanding as of September 30, 2012.”

2012 Outlook

TransAct expects fourth quarter 2012 revenue of at least $19 million and diluted earnings per share, excluding the AVY Legal Fees, of at least $0.20 due largely to the initial revenue contributions from the new Printrex oil and gas color printers, Food Safety and Nutritional Labeling Terminals as well as a backlog of lottery printer orders from GTECH.

Quarterly Dividend Declared

In September 2012, the Company announced it had implemented a quarterly cash dividend policy.  The Board of Directors of the Company has declared its first quarterly dividend payment of $0.06 per share, which will be payable on December 12, 2012 to shareholders of record at the close of business on November 21, 2012.  On an annualized basis, the quarterly dividend announced today represents an annual yield of 3.2% based on the $7.60 per share closing price of the Company’s stock on November 2, 2012.

The Company anticipates paying a cash dividend in March, June, September and December of each year.  However, future declarations of dividends are subject to Board of Director approval and may be adjusted as business needs or market conditions change.

Third Quarter 2012 Results

Revenue for the third quarter of 2012 was $15.4 million, an increase of 9% compared to $14.1 million in the prior-year period.  Gross margin for the third quarter of 2012 was 37.0%, compared to 37.9% in the prior-year quarter due primarily to a less favorable sales mix.  Operating expenses were $5.6 million, an increase of $1.4 million from the prior-year period, driven mainly by $1.0 million of legal fees and other expenses related to the lawsuit with Avery Dennison Corporation, as well as the full quarter effect of Printrex expenses.  Excluding legal fees, operating expenses increased by $0.4 million, or 9%, compared to the prior-year period.  The Company recorded breakeven GAAP net income and diluted earnings per share in the third quarter of 2012, compared to GAAP net income of $0.8 million, or $0.09 per diluted share, in the prior-year period.  Excluding legal fees, the Company recorded adjusted net income in the third quarter of 2012 of $0.7 million, or $0.08 per diluted share.

Commenting on the financial results, Steven A. DeMartino, President and Chief Financial Officer of TransAct Technologies said, “During the third quarter 2012, we were pleased with our overall revenue growth, especially during these uncertain times.  In addition, we successfully launched three new products which will start to add to our revenue in the fourth quarter of 2012 while also completing the final integration of Printrex into TransAct’s operations.  With the integration completed, we expect to see cost savings of approximately $0.2 million per quarter beginning in the fourth quarter of 2012.”

Nine Month 2012 Results

Revenue for the nine months ended September 30, 2012 was $48.8 million, a decrease of 7% compared to $52.3 million in the prior-year period.  Gross margin for the nine months ended September 30, 2012 was 37.5%, an increase of approximately 130 basis points from 36.2% in the prior-year period due primarily to a favorable sales mix.  Operating expenses were $15.6 million, an increase of $2.7 million from the prior-year period, driven mainly by ongoing expenses related to Printrex operations and $1.5 million of legal fees and other expenses related to the lawsuit with Avery Dennison Corporation.  The Company recorded GAAP net income of approximately $1.7 million, or $0.19 per diluted share, for the nine months ended September 30, 2012, compared to GAAP net income of approximately $4.1 million, or $0.43 per diluted share, for the prior-year period.  Excluding legal fees, the Company recorded adjusted net income of approximately $2.7 million, or $0.29 per diluted share, for the nine months ended September 30, 2012.

Liquidity and Capital Resources

As of September 30, 2012, the Company had approximately $8.6 million in cash and cash equivalents, and no debt obligations outstanding under its $20 million revolving credit facility.  During the third quarter of 2012, TransAct repurchased 54,283 shares for approximately $0.4 million (average price of $7.60 per share).  Year-to-date through September 30, 2012, TransAct has repurchased approximately 671,000 shares, or 7% of the outstanding shares, for approximately $5.6 million.  TransAct’s $15 million repurchase program allows the Company to repurchase up to $6.6 million in additional shares through May 2013.

Financial Presentation

The Company has provided adjusted non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others to more accurately assess the ongoing nature of TransAct's core operations.  The adjusted non-GAAP measures exclude the effect in the three and nine months ended September 30, 2012 of legal fees and other expenses related to the lawsuit with Avery Dennison Corporation.  This item has been excluded from adjusted non-GAAP financial measures as management does not believe that it is representative of underlying trends in the Company's performance. Its exclusion provides investors and others with additional information to more readily assess the Company's operating results. The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for the financial information prepared in accordance with GAAP.

Investor Conference Call / Webcast Details

TransAct will review detailed third quarter 2012 results during a conference call today at 5:00 PM EST. The conference call-in number is 888-466-4462. A replay of the call will be available from 8:00 PM EST on Monday, November 5 through midnight EST on Monday, November 12 by telephone at 877-870-5176; passcode 5924064.  Investors can also access the conference call via a live webcast on the Company's Web site at http://www.transact-tech.com.  A replay of the call will be archived on that Web site for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries. These industries include casino, gaming, lottery, banking, kiosk, point-of-sale, food safety, hospitality, oil and gas, and medical and mobile.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers and products are designed from the ground up based on market specific requirements and are sold under the Ithaca®, Epic, EPICENTRAL® and Printrex® product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over 2.4 million printers installed around the world.  Beyond printers, TransAct is committed to providing world-class printer service, spare parts, accessories and printing supplies required by a growing worldwide installed base of printers.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumables items used in the printing and scanning activities of customers in the hospitality, banking, retail, food safety, gaming, government and oil and gas exploration markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT.  For more information, please visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements:
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; dependence on contract manufacturers for the assembly of a large portion of our products in China; the ability to protect intellectual property; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad;  risks associated with potential future acquisitions; the outcome of the lawsuit between TransAct and Avery Dennison Corporation; and other risk factors detailed from time to time in TransAct’s reports filed with the Securities and Exchange Commission. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact:
TransAct Technologies Incorporated
Steven DeMartino, President and Chief Financial Officer
203-859-6810

ICR Inc.
William Schmitt
203-682-8200

TRANSACT TECHNOLOGIES INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)	Three months ended September 30,
	2012				2011
	GAAP Basis	Adjustments		Pro Forma Basis	GAAP Basis

Net sales	$15,358	$-		$15,358	$14,111
Cost of sales	9,679	-		9,679	8,761
Gross profit	5,679	-		5,679	5,350

Operating expenses:
Engineering, design and product development	1,087	-		1,087	848
Selling and marketing	1,571	-		1,571	1,458
General and administrative	1,919	-		1,919	1,919
Legal fees associated with lawsuit	1,036	(1,036)	a	-	-
Business consolidation and restructuring	23	-		23	-
	5,636	(1,036)		4,600	4,225
Operating income	43	1,036		1,079	1,125

Interest and other income (expense):
Interest, net	3	-		3	7
Other, net	(10)	-		(10)	(17)
	(7)	-		(7)	(10)

Income before income taxes	36	1,036		1,072	1,115
Income tax provision	13	373	b	386	276
Net income	$23	$663		$686	$839

Net income per common share:
Basic	$0.00			$0.08	$0.09
Diluted	$0.00			$0.08	$0.09

Shares used in per share calculation:
Basic	8,822			8,822	9,471
Diluted	8,911			8,911	9,661

a	Legal and other expenses of $1,036 related to the lawsuit with Avery Dennison Corporation.
b	The tax effect on the adjustments was calculated using an effective tax rate of 36.0%.

TRANSACT TECHNOLOGIES INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)	Nine months ended September 30,
	2012				2011
	GAAP Basis	Adjustments		Pro Forma Basis	GAAP Basis

Net sales	$48,770	$-		$48,770	$52,324
Cost of sales	30,471	-		30,471	33,379
Gross profit	18,299	-		18,299	18,945

Operating expenses:
Engineering, design and product development	3,252	-		3,252	2,432
Selling and marketing	4,846	-		4,846	4,630
General and administrative	5,822			5,822	5,576
Legal fees associated with lawsuit	1,507	(1,507)	c	-	-
Business consolidation andrestructuring	140	-		140	184
	15,567	(1,507)		14,060	12,822
Operating income	2,732	1,507		4,239	6,123

Interest and other income (expense):
Interest, net	7	-		7	18
Other, net	(21)	-		(21)	-
	(14)	-		(14)	18

Income before income taxes	2,718	1,507		4,225	6,141
Income tax provision	979	542	d	1,521	2,035
Net income	$1,739	$965		$2,704	$4,106

Net income per common share:
Basic	$0.19			$0.30	$0.44
Diluted	$0.19			$0.29	$0.43

Shares used in per share calculation:
Basic	9,110			9,110	9,435
Diluted	9,205			9,205	9,651

c	Legal and other expenses of $1,507 related to the lawsuit with Avery Dennison Corporation.
d	The tax effect on the adjustments was calculated using an effective tax rate of 36.0%.

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Banking and point-of-sale	$1,829	$2,818	$6,841	$8,106
Casino and gaming	6,100	5,861	22,623	18,762
Lottery	2,454	1,551	5,212	14,066
Printrex	1,209	464	3,622	464
TransAct Services Group	3,766	3,417	10,472	10,926
Total net sales	$15,358	$14,111	$48,770	$52,324

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30,	December 31,
(In thousands)	2012	2011
Assets:
Current assets:
Cash and cash equivalents	$8,577	$6,863
Accounts receivable, net	9,814	9,583
Inventories	10,608	14,151
Prepaid income taxes	447	446
Deferred tax assets	1,636	1,636
Other current assets	750	375
Total current assets	31,832	33,054

Fixed assets, net	3,207	3,358
Goodwill	2,621	2,518
Deferred tax assets	882	890
Intangible assets, net	2,445	2,861
Other assets	114	59
	9,269	9,686
Total assets	$41,101	$42,740

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$3,928	$3,019
Accrued liabilities	3,267	2,672
Deferred revenue	183	141
Total current liabilities	7,378	5,832

Deferred revenue, net of current portion	176	224
Deferred rent, net of current portion	322	357
Accrued contingent consideration	680	680
Other liabilities	317	334
	1,495	1,595
Total liabilities	8,873	7,427

Shareholders’ equity:
Common stock	109	108
Additional paid-in capital	25,780	25,058
Retained earnings	23,352	21,613
Accumulated other comprehensive loss, net of tax	(55)	(71)
Treasury stock, at cost	(16,958)	(11,395)
Total shareholders’ equity	32,228	35,313
Total liabilities and shareholders’ equity	$41,101	$42,740